EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Drops Elder Creek Option to Focus on Gold Exploration

Coeur d’Alene, Idaho – July 14, 2020 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) has dropped its option to earn an interest in the Elder Creek copper project in order to focus its Nevada exploration on the Eureka and Paiute district-scale gold properties on the prolific Battle Mountain–Eureka gold trend.

Timberline’s President and CEO, Steve Osterberg commented, “Our resources are best used to advance the Lookout Mountain gold resource and the prospective Windfall target, both at Eureka, as well as the substantial gold-bearing mineralized system at Paiute on Battle Mountain.”

About Timberline Resources:

Timberline Resources Corporation is focused on advancing district-scale gold exploration and development projects in Nevada. These include the Lookout Mountain project where the Company’s joint-venture partner, PM & Gold Mines, is in default and the Windfall project, both in the Eureka district. The Company is operator of the Paiute joint venture project with Nevada Gold Mines in the Battle Mountain district.  These properties all lie on the prolific Battle Mountain-Eureka gold trend.  Timberline also owns the Seven Troughs property in Northern Nevada, which is one of the state's highest-grade former gold producers. Timberline controls approximately 32 square miles (20,443 acres) of mineral rights in Nevada.  Detailed maps and NI 43-101 estimated resource information for the Eureka property and a NI 43-101 technical report for the Paiute project may be viewed at http://timberlineresources.co/.

Timberline is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements: Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These include, but are not limited to, statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to risks involving forward-looking statements include, but are not limited to, changes in the Company’s business and other factors, including risk factors discussed in the

Company's Form 10-Q for the quarter ended March 31, 2020.  Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Steven A. Osterberg

President and CEO

Tel:   208-664-4859

E-mail:  info@timberline-resources.com